Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Gateway, Inc. on Form S-8 (File Nos. 33-84116, 33-84118, 33-84120, 33-84122, 33-84124, 333-08837, 333-33231, 333-36071, 333-57488 and 333-90104) of our report dated June 27, 2003 on our audits of the financial statements of the Gateway, Inc. Retirement Savings plan as of December 31, 2002 and 2001 and for the year ended December 31, 2002 and related supplemental schedule as of and for the year ended December 31, 2002, which report is included in this Annual Report on Form 11-K.

/s/    PricewaterhouseCoopers LLP

San Diego, California

June 27, 2003